Exhibit 99.1

Icahn Enterprises L.P. Announces Management & Financial Update

•	Names Icahn Capital Portfolio Manager, Andrew Teno, as Chief Executive Officer

•	Names Current Chief Executive Officer, David Willetts, as Chief Executive Officer of Pep Boys

•	Announces Estimated Indicative Net Asset Value of $4.76 billion as of Year End 2023

•	Maintains Quarterly Distribution of $1.00 per Depositary Unit

•	During the last few months we have defeased all our 2024 notes and the next note maturity of $750 million is December of 2025

•	Our cash position was $2.7 billion across the Holding Company and Investment segments as of Year End 2023 (1)

SUNNY ISLES BEACH, Fla., February 21, 2024  -- Icahn Enterprises L.P. (NASDAQ: IEP) today released the following:

Chairman Carl C. Icahn stated:

“I have come to believe that activism, on a risk reward basis, is the best investment paradigm that exists. While this method of investing certainly is somewhat volatile, over the long term the returns cannot be matched.

In 2000, IEP began to expand its business beyond its traditional real estate activities to fully embrace the activist strategy.  On January 1, 2000, the closing sale price of our depositary units was $7.63 per depositary unit. On February 16, 2024, our depositary units closed at $21.22 per depositary unit, representing an increase of approximately 1,066% since January 1, 2000 (including reinvestment of distributions into additional depositary units and taking into account in-kind distributions of depositary units). Comparatively, the S&P 500, Dow Jones Industrial and Russell 2000 indices increased approximately 436%, 491% and 453%, respectively, over the same period (including reinvestment of distributions into those indices).

The reason activism works so well is that, somewhat unfortunately, many public companies are not well run.  It is very difficult and expensive to remove a poorly-performing CEO and board. And that is why so few investors today employ true activism. Fortunately for IEP and its unitholders, we are in a unique position to be activists. Given our track record, our stable capital base, and our willingness to launch proxy contests (which are extremely arduous and expensive to conduct and even more so to win), we are frequently invited into the tent without ever having to take aggressive actions. To that end, we currently have 25 board seats in our disclosed public company investments.

We encourage all of our companies to pursue spin-offs and asset sales when they create value, improve leadership in key positions and help manage and settle complex litigation.  We often find ourselves investing in companies that are temporarily out of favor and/or contain hidden jewels. We have continued to pick our spots and find new, exciting activist opportunities, including the recently announced positions in American Electric Power Company, Inc. (ticker: AEP) and JetBlue Airways Corp. (ticker: JBLU) within our Investment segment.

To best position IEP and our activist efforts for future success, we are making several management changes — including naming Icahn Capital portfolio manager Andrew Teno as CEO of IEP and naming David Willetts as Chief Executive Officer of Pep Boys.”

Mr. Teno has worked at Icahn Capital as a portfolio manager since October 2020. In addition, Mr. Teno serves as a director of Southwest Gas Holdings, Inc. (NYSE: SWX) and Illumina, Inc. (NASDAQ: ILMN).  Mr. Teno previously served as a director of FirstEnergy Corp. (NYSE: FE), Crown Holdings Inc. (NYSE: CCK), Cheniere Energy, Inc. (NYSE: LNG) and Herc Holdings Inc. (NYSE: HRI). Mr. Teno received an undergraduate business degree from the Wharton School at the University of Pennsylvania in 2007.

Andrew Teno stated: “There is nobody in corporate America who is not familiar with Carl Icahn and his often imitated but never duplicated activist strategy. I look forward to working with Carl, even more closely than I have since joining in 2020.

Chairman Carl C. Icahn stated: “Andrew has had an impressive record of stock picking and position stewardship within our Investment segment. I am confident in his ability to help lead IEP into the next phase of its evolution.”

Chairman Carl C. Icahn further stated: “David Willetts has done an admirable job in improving the operational performance of our portfolio companies. We believe David’s skill set is particularly suited to work on a day-to-day basis to drive the significant value creation potential in Pep Boys.”

Mr. Icahn continued: “Over the long term, our activist returns have been outstanding. Given our hedge portfolio and the frequent long time horizon of our complex activist investments, our returns can often be lumpy. There are also times when our hedge book can go against us and overwhelm the performance of our long positions. This underperformance has occurred several times in IEP’s history. While there are never guarantees, we expect our returns to improve back to historical levels where our long positions far outperform our hedges. If successful, this should result in greatly enhanced NAV.”

Icahn Enterprises is also announcing estimated indicative Net Asset Value of $4.76 billion as of December 31, 2023, a decrease of approximately $411 million, with underperformance driven primarily by the investment funds and the return of capital to unitholders.

In addition, IEP is announcing its intention to again declare a $1.00 per depositary unit distribution for Q4 2023, which represents a 19% annualized yield based on the closing price on February 16, 2024, and unitholders will continue to have the right to elect whether to receive cash or additional depositary units.

(1)	Our cash position of $2.7 billion consists of Investment segment cash held at consolidated partnerships of $1.1 billion, Holding Company cash and cash equivalents of $1.6 billion and Investment segment cash and cash equivalents of $23 million.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; the impacts from the Russia/Ukraine conflict and conflict in the Middle East, including economic volatility and the impacts of export controls and other economic sanctions, risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, declines in the fair value of our investments as a result of the COVID-19 pandemic, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks related to our general partner and controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risks related to the success of a spin-off of the fertilizer business including risks related to any decision to cease exploration of a spin-off; risks related to our automotive activities and exposure to adverse conditions in the automotive industry, including as a result of the COVID-19 pandemic and the Chapter 11 filing of our automotive parts subsidiary; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping, including as a result of the Russia/Ukraine conflict and conflict in the Middle East; interest rate increases; labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including out Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors”. Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

	Estimated	Actual
	December 31,	September 30,
	2023	2023
	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$3,243	$3,634
CVR Energy(2)	2,021	2,270
Total market-valued subsidiaries and investments	$5,264	$5,904

Other Subsidiaries:
Viskase(3)	$386	$378
Real Estate Holdings(1)	439	440
WestPoint Home(1)	153	158
Vivus(1)	227	227

Automotive Services(4)	660	601
Automotive Parts(1)(5)	15	8
Automotive Owned Real Estate Assets(6)	763	831
Icahn Automotive Group	1,438	1,440

Total other subsidiaries	$2,643	$2,643
Add: Other Net Assets(7)	114	117
Indicative Gross Asset Value	$8,021	$8,664
Add: Holding Company cash and cash equivalents(8)	1,584	1,813
Less: Holding Company debt(8)	(4,847)	(5,308)
Indicative Net Asset Value	$4,758	$5,169

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to us as of each respective date.

(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by the Holding Company as of each respective date.

(3)	Amounts based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the trailing twelve months ended as of each respective date

(4)	Amounts based on market comparables, valued at 10.0x Adjusted EBITDA for the trailing twelve months ended as of each respective date.

(5)	Beginning in Q2 of 2023, a wholly owned subsidiary of IEP within the Automotive segment acquired assets from the Auto Plus bankruptcy auction, which are reflected in Automotive Parts.

(6)	Management performed a valuation on the owned real-estate with the assistance of third-party consultants to estimate fair-market-value. This analysis utilized property-level market rents, location level profitability, and utilized prevailing cap rates ranging from 7.0% to 10.0% as of December 31, 2023 and 6.8% to 8.0% as of September 30, 2023. The valuation assumed that triple net leases are in place for all the locations at rents estimated by management based on market conditions. There is no assurance we would be able to sell the assets on the timeline or at the prices and lease terms we estimate. Different judgments or assumptions would result in different estimates of the value of these real estate assets. Moreover, although we evaluate and provide our indicative net asset value on a regular basis, the estimated values may fluctuate in the interim, so that any actual transaction could result in a higher or lower valuation.

(7)	Represents GAAP equity of the Holding Company Segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of December 31, 2023 and September 30, 2023, Other Net Assets includes $20 million and $26 million, respectively, of Automotive Segment liabilities assumed from the Auto Plus bankruptcy.

(8)	Holding Company’s balance as of each respective date.

Investor Contact:

Ted Papapostolou, Chief Financial Officer

IR@ielp.com

(800) 255-2737